Exhibit 99.1

Atomic Guppy Announces Name Change and Reverse Stock Split

New Stock Ticker Symbol to be OTCBB:ATGU

FORT LAUDERDALE, June 26, 2007 – XTX Energy, Incorporated (OTCBB:XTEG) today announced that effective June 25, 2007, the Company changed its name to Atomic Guppy, Incorporated and began trading under its new stock symbol (OTCBB:ATGU). Also, the company announced a 1 for 20 reverse split of its outstanding common stock shares in which one share of the Company’s Common Stock will be issued in exchange for every 20 shares of holders of record of Common Stock as of the close of June 22, 2007.

The reverse split, name change and stock ticker symbol change became effective at the market open June 25, 2007. New share certificates will be issued by the Company's transfer agent when certificates are physically surrendered, by issuing one new share for every 20 shares surrendered. Fractional shares will not be issued in connection with the reverse split.

Leigh M. Rothschild, Chairman of the Board, said, “This is a very exciting time for our E-commerce and Digital Media Company as we work on building our interactive incentive community products. We believe the reverse stock split, name and stock symbol change is in the best interest of our shareholders.”

CEO and President Adam Bauman also commented: “This name change better reflects the business we are in - creating a world class next-generation Internet intellectual property destination, where users can participate in super-viral rewards-based marketplaces for digital video, audio or other media.”

About Atomic Guppy, Inc.

Atomic Guppy, formerly XTX Energy, is an E-commerce and digital media company that is creating a next-generation interactive incentive community based on patent pending Internet Rewards algorithms.  Additional information about Atomic Guppy is available on the Company’s web site at www.atomicguppy.com.

Statements in this press release, including statements relating to any earnings or revenue projections, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Atomic Guppy's future plans, revenues, cash flows, earnings, objectives, expectations, performance, business strategy and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors both general and specific to the matters discussed in this press release. These and other important factors, including the company's ability to generate new revenue, acquire new strategic partners, raise additional capital and other factors mentioned in various Securities and Exchange Commission filings made periodically by the company, may cause the company's actual results and performance to differ materially from the future results and performance expressed in or implied by such forward-looking statements. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the company's expectations, new information, future events or otherwise. The Atomic Guppy, Inc. logo is a trademark of Atomic Guppy, Inc.

CONTACT:

Atomic Guppy, Inc.

Mr. Adam Bauman

CEO and President

(212) 995-9191

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